Exhibit 10.6

JOINT PRODUCT DEVELOPMENT AGREEMENT

This Joint Product Development Agreement (“Agreement”) is made and entered into on this 16th day of July, 2010 (“Effective Date”), by and between Corgenix Medical Corporation, a Nevada corporation (“Corgenix”), with its principal place of business at 11575 Main Street, Suite 400, Broomfield, Colorado 80020, and Financière Elitech SAS, a société par actions simplifiée organized under the laws of France (“Elitech”), with its principal place of business at 12-12bis, rue Jean Jaurès, 92800 Puteaux, France.  Corgenix and Elitech are sometimes referred to in this agreement individually as a “Party” and, collectively, as the “Parties.”

PRELIMINARY STATEMENTS

A.            Elitech and its Affiliates have product lines that include chemistry analyzers and reagents and the capability to modify those products and to design and manufacture other in vitro diagnostic products.

B.            Corgenix has developed and is commercializing immunoassays for specific tests related to human health (each a “Corgenix Assay,” and collectively, the “Corgenix Assays”).

C.            Elitech and Corgenix desire to establish a product co-development relationship in order to improve technology development efficiency, with a goal of modifying Corgenix Assays so that Elitech and its Affiliates can commercialize the Corgenix Assays as part of a system that includes standard or modified versions of their chemistry analyzers, serology instruments or other instruments (collectively, the “Elitech Analyzers”).

AGREEMENT

The Parties, intending to be legally bound, hereby agree as follows:

1.             Purpose.

The goal of the co-development effort is the modification of the Corgenix Assays for use in Elitech Analyzers for commercialization by Elitech and its Affiliates.  Phase I of the co-development effort (the “Phase I Co-Development Program”) is focused on the sharing and licensing of Corgenix Assay technology to facilitate this purpose.  The intent is that, in order to achieve joint development of Corgenix Assays modified to be used with the Elitech Analyzers (the “New Corgenix Assays”), all relevant Corgenix Assay technology will be available to Elitech and its Affiliates to establish the broadest common immunoassay technology base to pursue co-development of the New Corgenix Assays.  Such technology would include, for example, manufacturing know-how, testing and reliability information, visits to production facilities, and technical consultation, for which the burden of disclosure is reasonable.  Neither Party intends for this Agreement to grant a second source right on immunoassay products to the other Party.  The development of a System for each Corgenix Assay will constitute a separate project, with separate Development Plans, expense reimbursement budgets for Corgenix, supply arrangements, transfer pricing, and Product performance and prototype performance acceptance criteria.

2.             Definitions.

2.1.          “Affiliate” of a specified Person means a Person that directly or indirectly controls, is controlled by, or is under common control with, such specified Person.  For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract, or otherwise.

2.2.          “Combination Product” means any product that includes both a System and any other consumable product, reagent or component that is not a Product; however, Combination Product does not include bundling of items pursuant to a reagent rental plan or an analogous plan, the Net Sales calculation for which is provided in Section 2.9.3.

2.3.          “Consumer” means any Person that acquires a Product for any purpose other than resale.

2.4.          “Copyright Interests” means all rights, title and interests in all copyright rights, and all other literary property or author’s rights, and all rights, title or interests in all copyrights and copyrighted interests.

2.5.          “Corgenix Assay Proprietary Technology” means Proprietary Technology that is relevant to the development and production of Corgenix Assays.

2.6.          “Intellectual Property Rights” means Patent Rights, Trade Secret Rights and Copyright Interests.

2.7.          “Joint Intellectual Property Rights” means all Intellectual Property Rights to Program Technology except Patent Rights to Program Technology.

2.8.          “Joint Patent Rights” means all Patent Rights to Program Technology when the claimed invention was made by inventors of both Elitech (or its Affiliates) and Corgenix.

2.9.          “Net Product Sales” means, as applicable, the following:

2.9.1.       Elitech’s or its Affiliates’ gross revenues received from Sales of Products, less value added taxes, sales taxes and their equivalents (such as goods and services taxes and provisional sales taxes), and any other taxes (but not including taxes on income not levied directly on a Sale), and less credits for returns, rebates, discounts, insurance, transportation costs, bad debt allowances when actually taken, and customs duties;

2.9.2.       If a Product is Sold as part of a Combination Product, the Net Product Sales of the Combination Product, for the purpose of determining the royalty payments to be paid to Corgenix thereon, will be determined by multiplying the actual Net Product Sales of the Combination Product determined in accordance with Section 2.9.1, for the applicable royalty reporting period, by the fraction A/A+B, where A is the average selling price of the Product for Sales thereof during the reporting period, and B is the average selling price to Consumers of a unit of the other product(s) included in the Combination Product for Sales thereof during the reporting period; provided, however, that if the Product and/or the other product(s) were not sold separately during the reporting period in question, then A/A+B will be calculated based on A and B for the most recent royalty reporting period in which they were sold separately; and

2.9.3.       If a Product price is increased to include an amount to cover service costs, finance costs or depreciation of an instrument or other products bundled with such Product under a reagent rental plan or analogous plan, then Net Product Sales for such Products will be reduced to reflect the amortized costs associated with provision of any such instrument or other products bundled with such Product.  Total depreciation and service charges will be determined in accordance with United States generally accepted accounting principles.

2.10.        “New Corgenix Assays Proprietary Technology” means Proprietary Technology that may be relevant to the development and production of New Corgenix Assays, including Corgenix Assay Proprietary Technology that is relevant to and necessary for the development and production of New Corgenix Assays.

2.11.        “Patent Rights” means all rights, title and interests in all patents and applications for patents, in all patents of addition, in all invention certificates, and in all industrial designs, industrial models and utility models (including any reissue, division, continuation or continuation-in-part application) throughout the world now or hereafter filed.

2.12.        “Person” means an individual, corporation, partnership, limited partnership, trust, association, entity, or government (including a political subdivision, agency or instrumentality of a government).

2.13.        “Product” means any (a) System; or (b) New Corgenix Assay used with or sold as part of a System.

2.14.        “Program Technology” means Technology developed by or for one Party or both Parties (and/or their respective Affiliates) pursuant to a Development Plan.  Technology developed or disclosed by either Party on or after the date of adoption of a Development Plan by the Executive Committee will be presumed to have been developed pursuant to this Agreement.  This presumption may be rebutted by evidence that the Technology was developed primarily by one Party or such Party’s Affiliates independently, and not pursuant to co-development efforts by the Parties pursuant to this Agreement.

2.15.        “Proprietary Technology” means unpublished Technology developed primarily by or for one Party or such Party’s Affiliates independent of a co-development effort with the other Party that is not Program Technology.

2.16.        “Sale” or “Sold” means the transfer of a Product to a Consumer by Elitech or an Affiliate of Elitech for monetary or other consideration, whether by sale, rental, lease or otherwise.

2.17.        “Sole Intellectual Property Rights” means:

2.17.1.     All Patent Rights to Program Technology invented solely by the personnel of one Party or such Party’s Affiliates, whether such Program Technology resulted from a co-development effort or not (“Sole Patent Rights to Program Technology”); and

2.17.2.     All Intellectual Property Rights to Proprietary Technology.

2.18.        “System” means a combination of a New Corgenix Assay and an Elitech Analyzer.

2.19.        “Technology” means information relevant to the development and production of New Corgenix Assays and Systems, including, without limitation, any of the following items that have been developed by or for, and are under the control of, Elitech, Corgenix or their respective Affiliates, and that are not restricted by any third party for a disclosure and grant of license to the other Party:

2.19.1.     Processes, devices, circuits, packages, designs, layouts, tooling, software, reliability engineering and tests, relating to the development and manufacture of Elitech Analyzers.

2.19.2.     Technology related to the Corgenix Assays, the New Corgenix Assays, and utilizing immunoassays in Elitech Analyzers.

2.19.3.     Information and know-how relating to manufacture of New Corgenix Assays and Elitech Analyzers.

2.19.4.     Information relating to the design of equipment for manufacturing New Corgenix Assays, as mutually agreed upon on a case-by-case basis.

2.20.        “Territory” means worldwide.

2.21.        “Trade Secret Rights” means all rights, title and interests in all trade secret rights or equivalent rights arising under the law of any jurisdiction.

3.             Management.

3.1.          Executive Committee.  The Phase I Co-Development Program will be managed by the Executive Committee.  The composition and duties of the Executive Committee are set forth below.

3.2.          Composition and Term.

3.2.1.       The Executive Committee will be comprised of four members, two of which are to be appointed by each Party.  Each Executive Committee member will have the right to designate an alternate to attend Executive Committee meetings and vote in his absence.  All members (or designated alternates) of the Executive Committee must be officers or employees of the Parties or their Affiliates, unless otherwise agreed to by all Parties.

3.2.2.       One representative of Elitech or its Affiliates will serve as the chairman of the Executive Committee, and one representative of Corgenix will be designated secretary.  The chairman will be responsible for coordinating all projects of the Phase I Co-Development Program, and the secretary will be responsible for coordinating all administrative tasks.

3.2.3.       The Executive Committee will meet at least once every two weeks in person or by conference call.

3.3.          Duties.  The duties of the Executive Committee will be as follows:

3.3.1.       Manage the Phase I Co-Development Program and review, resolve or approve various matters referred to it pursuant to this Agreement.

3.3.2.       Coordinate the disclosure and protection of Technology reported pursuant to Articles 4 and 11.

3.3.3.       Define co-development projects and establish work groups within twenty (20) business days from the Effective Date.

3.3.4.       Prepare, revise and update the co-development project development plan for each System that includes identification of the target Corgenix Assay, performance criteria, prototype acceptance criteria, the amount of development time required from Corgenix, mutually agreed upon development expenses, sourcing arrangements (subject to Section 7.4), and such other information as the Executive Committee deems necessary and appropriate to coordinate the development of the System (the “Development Plan”).

3.3.5.       Report the progress of the work groups to the Parties on at least a bi-weekly basis.

3.3.6.       Report to the Parties on at least a calendar-month basis all invention disclosures relating to Program Technology, including all invention disclosures that either Party believes were invented, created or authored solely by personnel of that Party or its Affiliates.

3.3.7.       Approve or deny requests to publish articles or other information about Program Technology or any aspect of the Phase I Co-Development Program.

3.3.8.       Review each report of invention disclosures made by the working groups to determine inventorship for each invention disclosure, in accordance with the patent laws of the United States.  If the Executive Committee cannot agree on inventorship, then a neutral patent attorney acceptable to both Parties will be retained to determine inventorship, with both Parties assuming an equal share of the expense for the same.  If an invention includes at least one inventor from each of Corgenix and Elitech and the Executive Committee or retained neutral patent attorney confirms such joint inventorship, that invention will constitute a Joint Patent Right.  For invention disclosures that are determined to constitute Joint Patent Rights, the Executive Committee will recommend disposition as follows:  (a) file a patent application; (b) recommend foreign countries for filing within the one-year period after the application is originally filed; (c) do not file a patent application; (d) retain as a joint trade secret; or (e) re-review within one month if further information is required to make a decision.

3.3.9.       For invention disclosures on which the Executive Committee recommends filing a patent application, the following procedures will apply:

(i)            Elitech or one of its Affiliates will have primary responsibility to prepare and file the patent application, providing Corgenix with a draft for review and comment prior to filing. Elitech will have primary responsibility for prosecution of the patent application but will keep Corgenix informed with copies of all correspondence with the patent office and will provide Corgenix the opportunity to comment on all documents before they are filed.  Elitech and Corgenix will jointly decide on whether and when to request examination.  All costs associated with filing, prosecution and maintenance fees will be borne by Elitech.

(ii)           Elitech will endeavor to file appropriate patent applications in the United States within one calendar month of the recommendation by the Executive Committee, and if Elitech is unable to do so, it will advise Corgenix in order to give Corgenix the chance to prepare and file the application, with all of Corgenix’s costs associated with the patent application filing and prosecution to be reimbursed by Elitech and with all maintenance fees to be borne by Elitech.

(iii)          If either Party desires to discontinue prosecution of a patent application, or discontinue paying maintenance fees, or otherwise permit a patent or patent application to be abandoned, such Party will promptly advise the Executive Committee, and the other Party will be given the chance to continue the patent or application in force.  In such case, such other Party will be the sole owner and will be responsible for all costs associated with the patent filing, prosecution and maintenance fees, and the Party deciding to discontinue its effort will receive a royalty-free, paid up license.

(iv)          None of Elitech, Corgenix or their respective Affiliates will be required to file a patent application on invention disclosures recommended to be filed by the Executive Committee; however, if one Party has the primary responsibility to file and elects not to file, it will promptly notify the other Party in order to give such Party a chance to file.  If that Party files, it will have sole ownership of any patent(s) issued and will be responsible for all costs associated with the patent filing, prosecution and maintenance fees, and the Party that declined to file will receive a royalty-free, paid up license.

(v)           Corgenix and Elitech agree to cooperate and sign, and to cause their respective Affiliates to cooperate and sign, the necessary legal documents to file the Joint Patent Rights, and provide reasonable assistance to each other in preparation of any patent application and the prosecution thereof.

3.3.10.     At the written request of either Party, review the ownership of Technology, or develop guidelines to determine the ownership of Technology.

3.3.11.     Upon the written request of either Party, review Joint Patent Rights and propose an appropriate licensing framework for review and approval by the Parties.  The licensing framework will establish the terms and conditions under which either Party may unilaterally grant licenses under Joint Patent Rights to third parties.  The framework will identify the Joint Patent Rights that may be licensed, the royalty provisions, the method of royalty sharing between Elitech, Corgenix and their respective Affiliates, and a requirement that, if any license grant by one Party includes a license grant-back from the licensee, the licensee will be obligated to grant the other Party a license or sublicense under equivalent terms.  Upon unanimous approval of the licensing framework by the Executive Committee, either Party may unilaterally grant licenses to third parties so long as such licenses conform to the framework.  At the time one Party decides to initiate license discussions with any third party pursuant to such framework, such Party will immediately notify the other Party of the negotiation and identify the potential licensee.

3.3.12.     Develop invention disclosure and documentation requirements for use by employees of both Parties and their respective Affiliates who participate in the co-development work groups.

3.3.13.     Determine the feasibility of developing New Corgenix Assays for purposes of satisfying the Third Tranche Milestone (as that term is defined in the Stock Purchase Agreement referenced in Section 8.2.2 below).

3.4.          Quorum and Decision.  For the Executive Committee, a quorum will exist if three members are present.  The unanimous approval of all the members present at any meeting will be required for any decision of each Committee.

3.5.          Time and Place of Meetings.  The initial meeting of the Executive Committee will be held within ten (10) business days from the Effective Date at a mutually agreed upon time and location.

3.6.          Documentation.  The secretary of the Executive Committee will be responsible for the documentation of all Executive Committee decisions.

4.             Disclosure of Technology.

4.1.          New Corgenix Assay Proprietary Technology.  Elitech and Corgenix agree to disclose, and to cause their respective Affiliates to disclose, as appropriate, their New Corgenix Assay Proprietary Technology in accordance with schedules and procedures established by the Executive Committee and set forth in the Development Plan.  Such disclosure will include, to achieve the New Corgenix Assays joint development, access to all relevant Corgenix Assays and New Corgenix Assays production facilities under control of either Party, including visits by qualified engineers and technicians.  Such visits will include the opportunity to observe and ask questions and receive technical consultation from qualified personnel.  The frequency and duration of such visits will be mutually agreed upon, will be reasonable, and both Corgenix and Elitech agree to use their best efforts to coordinate and accommodate such technical exchanges and to ensure that fully qualified personnel are involved.  Such disclosure will also include copies of all reasonably available documents, drawings or other explanatory information; translation from English to any other language, or vice versa, will not be required.

4.2.          Program Technology.  Each Party will keep the other Party informed of matters relating to Program Technology.  For this purpose, the Executive Committee will develop reporting requirements for Program Technology with which both Parties will endeavor to comply and cause their respective Affiliates to comply.

4.3.          Products and Other Technology.  By separate mutual agreement, the Parties may agree to exchange or disclose immunoassay and molecular diagnostics technology not covered by this Agreement and/or to grant a right to second-source the other Party’s products.

5.             Independent Effort.

Both Parties represent that their efforts to manufacture and market immunoassay products other than the Products will be totally independent, and each Party will compete with the other as each unilaterally determines.

6.             Ownership; License.

6.1.          Sole Ownership.  The Parties and their respective Affiliates will each retain their separate ownership interests in (a) Proprietary Technology; and (b) Sole Intellectual Property Rights.  Should either Party claim that Proprietary Technology of the other Party or an Affiliate of the other Party is also owned by the receiving Party, upon written request, the Executive Committee will review whether the Technology is separately owned by both Parties or owned by the initially disclosing Party or an Affiliate of such Party.  The Executive Committee will recommend a disposition of the claim to the Parties.  If the Executive Committee cannot agree on the disposition of a dispute or disagreement between the Parties as to the ownership rights of such Technology, then a neutral patent attorney acceptable to both Parties will be retained to determine the ownership question, with both Parties assuming an equal share of the expense for the same.

6.2.          Joint Ownership.  Joint Intellectual Property Rights, Program Technology and Joint Patent Rights will be jointly owned by the Parties, with each Party having an undivided equal ownership interest, and may be used by either Party or an Affiliate of such Party without restriction, subject to any confidentiality obligation that may apply, and further subject to the restriction that Joint Patent Rights can be only licensed pursuant to a licensing framework approved in accordance with Section 3.3.11.  Ownership of Joint Patent Rights will not be allocated based on relative contribution, but will be deemed to be ownership of an undivided one-half interest by each of Corgenix and Elitech, or by such Affiliates as Corgenix and/or Elitech may designate in writing.

6.3.          License.  Each Party hereby grants to the other Party a non-exclusive, royalty-free, worldwide, nontransferable license to use its Proprietary Technology and Sole Intellectual Property Rights for the New Corgenix Assays; provided, however, that (a) neither Party will have the right to grant sublicenses or have products made pursuant to such Proprietary Technology and Sole Intellectual Property Rights, except that either Party will have the right to have products made for it under Sole Patent Rights to Program Technology; and (b) the license granted by Elitech to Corgenix pursuant to this Section 6.3 is strictly limited to the use of Elitech’s and its Affiliates’ Proprietary Technology for the purpose of developing the New Corgenix Assays and manufacturing such New Corgenix Assays solely for commercialization by Elitech and its Affiliates.  Notwithstanding the foregoing, either Party may ask the other Party to grant a license to sublicense or have products made under such other Party’s Proprietary Technology and Sole Intellectual Property Rights incorporated in Technology of such requesting Party subject to the terms and conditions to be mutually agreed upon on a case-by-case basis.

6.4.          Inability to License.  It is recognized that Elitech, Corgenix or their respective Affiliates may have contracted or may hereafter contract with a third party who is not a party to this Agreement, such as a national or other company or sovereign government, governmental agency or intergovernmental authority, to do work solely financed by such third party and to assign to such third party its/their right to grant, or may now or hereafter be restrained by such third party from granting, licenses (other than by a Person to its parent or an Affiliate of the parent) under Intellectual Property Rights arising out of such work.  The inability, for such a reason, of any of the Parties, or any one of their respective Affiliates, to grant the licenses agreed to be granted in this Agreement will not be considered a breach of this Agreement.  If such contract results in a significant reduction of resources allocated by one Party to the Phase I Co-Development Program, and the Executive Committee determines that such reduction of efforts and such inability to license to be materially detrimental to the purpose of the Phase I Co-Development Program, the other Party may terminate this Agreement at any time by giving written notice to that effect to the other Party.

7.             System Intellectual Property Rights Ownership, Manufacturing and Sales.

7.1.          System Intellectual Property Rights Ownership.  Subject to Section 3.3.9, and notwithstanding the provisions set forth in Sections 6.2 and 6.3, Elitech will solely own any and all Intellectual Property Rights related to any System developed pursuant to this Agreement, and there is no express or implied license of Elitech Sole Intellectual Property Rights to Corgenix for any purpose other than to support the development of Systems and the commercialization of such Systems by Elitech or its Affiliates in the Territory.

7.2.          Corgenix License Grant.  To the extent that Corgenix owns such rights and has the authority to license such rights in the Territory, Corgenix grants to Elitech and its Affiliates a non-exclusive, royalty-free license to the Corgenix Assay Proprietary Technology solely to develop, make, have made, use, sell, offer to sell, distribute, import and commercialize Products and perform services for those Products developed pursuant to this Agreement.

7.3.          Exclusivity.  During the period that is the earlier of (a) five (5) years after the Effective Date, or (b) three (3) years after the Sale of the first Product, Corgenix will not directly or indirectly develop or commercialize any product that would compete with the Systems, except to the extent that such products are commercially available or in development prior to the Effective Date.  For the avoidance of doubt, a list the products referred to in the preceding sentence is set forth on Exhibit A.  For purposes of this Section 7.3, a “competing product” is a product that (i) could be applied to the Elitech Analyzers; or (ii) would utilize the same delivery technology as the Elitech Analyzers and be reasonably considered to be competing for the same market segment or Consumers based on general price range or test volume capability, among other factors.  Any disagreement between the Parties as to whether a product competes with a System will be referred to the Executive Committee for resolution.

7.4.          Manufacturing.

7.4.1.       Corgenix will be responsible for manufacturing New Corgenix Assays during the Phase I Co-Development Program.  Elitech may elect in its sole discretion to manufacture New Corgenix Assays to be incorporated into the Systems at any manufacturing facility owned or operated by Elitech or one of its Affiliates.  If Elitech elects to manufacture New Corgenix Assays, Corgenix will be responsible for the transfer from development to manufacturing in Elitech’s facility.  Elitech will reimburse Corgenix for the reasonable direct costs of such manufacturing transfer, provided that the Parties have mutually agreed upon and documented a budget for such costs prior to the commencement of such manufacturing transfer.

7.4.2.       If Elitech elects to have Corgenix manufacture the New Corgenix Assays to be incorporated into the Systems, then the Parties will enter into a supply agreement that will include standard provisions for such agreements including, without limitation, transfer pricing, forecasting, shipment and delivery, quality standards and other such terms and provisions as the Parties deem necessary and appropriate; provided, however, that the transfer price for the sale of New Corgenix Assays by Corgenix to Elitech as set forth in such supply agreement will not exceed an amount that results in a greater than forty percent (40%) Corgenix gross margin for the Products, which will be calculated in accordance with United States generally accepted accounting principles.

8.             Term and Termination.

8.1.          Term.  The term of this Agreement will commence on the Effective Date and continue for twelve (12) calendar months.  At the end of the initial term, and subject to Section 8.2, this Agreement may be renewed for an additional twelve (12) calendar month term subject to the agreement between the Parties on the terms and conditions for such extended period, which agreement should be reached at least three (3) calendar months before the expiration date of this Agreement.

8.2.          Termination by Either Party.  This Agreement may be terminated immediately by either Party as follows:

8.2.1.       Upon any material breach of this Agreement by the other Party or any Affiliate of such other Party, except that (a) the Party alleging such breach must first give the other Party written notice thereof, which notice must state the nature of the breach in reasonable detail, and the other Party must have failed to cure such alleged breach within thirty (30) calendar days after receipt of the notice; and (b) the Party alleging the breach must terminate the Agreement within thirty (30) calendar days of the deadline for the breaching Party to have cured the alleged breach or caused its Affiliate to do so, as appropriate.

8.2.2.       Upon the termination for any reason of (a) that certain Common Stock Purchase Agreement (the “Stock Purchase Agreement”) of even date with this Agreement made by and among Corgenix, Elitech, and Wescor, Inc., a Utah corporation and an Affiliate of Elitech; or (b) that certain Master Distribution Agreement of even date with this Agreement made by and between Corgenix and Elitech UK Limited, a private limited company formed under the laws of the United Kingdom.

8.2.3.       Upon a failure by the Parties to reach an agreement with respect to the contents of any Development Plan, provided that such failure to reach an agreement has lasted for more than thirty (30) calendar days after a Party’s receipt of notice of deadlock from the other Party.

8.2.4.       If either Party challenges the validity or enforceability of the Proprietary Technology or Intellectual Property Rights of the other Party or of an Affiliate of the other Party.

8.3.          Effect of Termination.  Any termination of this Agreement by a Party will not create any liability to the other Party other than the obligation to maintain confidentiality of the terminating Party’s Proprietary Technology received by it under this Agreement, which obligation survives the termination of this Agreement.

8.4.          In the event of any termination of this Agreement, notwithstanding Section 8.3, all licenses under any Patent Rights based on or claiming any Program Technology and/or New Corgenix Assays Proprietary Technology, as well as Intellectual Property Rights except Patent Rights, granted to either Party under this Agreement, that are in force on the date of such termination, will survive royalty-free and continue for the life of such respective rights subject to the restrictions on such licenses set forth in Sections 6.2, 6.3, 7.1 and 7.2, which restrictions will survive the expiration or termination of this Agreement.  All Joint Patent Rights that will be developed, applied for or granted to either Party after the termination of this Agreement, which are based upon and claim any Program Technology, will be subject to the licensing framework contemplated by Section 3.3.11.

9.             Costs; Payments to Corgenix.

9.1.          Costs.  Each Party will be liable for its own costs, expenses and liabilities incurred under this Agreement; provided, however, that except as may be otherwise expressly set forth in a Development Plan, Elitech will be responsible for expenses related to the development of the New Corgenix Assays and any System, including any Corgenix costs and expenses that are reimbursable under the terms of any such Development Plan.

9.2.          Payments to Corgenix.

9.2.1.       Elitech will pay to Corgenix a royalty equal to seven percent (7%) of the Net Product Sales of New Corgenix Assays manufactured and Sold by Elitech or Elitech’s Affiliates.

9.2.2.       The price that Elitech will pay to Corgenix for Products manufactured by Corgenix and Sold by Elitech or Elitech’s Affiliates will be determined by the Parties in accordance with Section 7.4.2.

9.3.          Payment Dates and Reports.  Within forty-five (45) calendar days of the end of each calendar quarter in which Sales occur, Elitech will calculate the royalty amount and the Product purchase payment owed to Corgenix under Sections 9.2.1 and 9.2.2 and will pay such amount to Corgenix promptly thereafter.  Such payment will be accompanied by a statement showing the calculation of the amount owed for Net Product Sales for that quarter (including the gross invoiced sales and permissible deductions therefrom).

9.4.          Taxes.  Neither Party will be liable for taxes of any kind imposed on the other Party, except as may be mutually agreed upon by the Parties in writing.

9.5.          Responsibility for Employees.  Each Party will be responsible for the actions of its employees under the Agreement, and any claims, actions, liabilities or damages relating to such actions.

10.          Facility Visits.

Each Party agrees to abide by the other Party’s rules and procedures for visitors when visiting the other Party’s facilities. Facility visits will be coordinated through the Executive Committee.

11.          Confidentiality.

The Parties hereby expressly agree that any confidential information delivered by either Party to the other Party pursuant to this Agreement will be deemed “Confidential Information” subject to all of the terms and provisions contained in that certain mutual non-disclosure agreement (the “Confidentiality Agreement”) dated July 16, 2010, by and among the Corgenix Group and the Elitech Group (as those terms are defined in the Confidentiality Agreement).

12.          Representations and Warranties.

12.1.        Corporate Existence and Power.  Each Party represents and warrants to the other that such Party (a) is a corporation or similar entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (b) has the corporate power and authority and the legal right to own and operate its business and assets, to lease the property and assets it operates, and to carry on its business as it is now being conducted; and (c) is in compliance with all requirements of applicable law except to the extent that any non-compliance would not have a material adverse effect on such Party’s ability to perform its obligations under this Agreement.

12.2.        Authorization and Enforcement of Obligations.  Each Party represents and warrants to the other that such Party has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement.  This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms.

12.3.        No Conflicts.  Each Party represents and warrants to the other that the execution and delivery of this Agreement and the performance of such Party’s obligations under this Agreement (a) do not conflict with or violate any requirement of applicable laws or regulations of any of the terms of its formation or governance documents; and (b) do not and shall not conflict with, violate or breach, or constitute a default or require any consent under, any contractual obligation of such Party.

12.4.        Warranty of Rights.  Each Party warrants that it has all right, title and interest to its Proprietary Technology, or that it has the right to grant to the receiving Party the licenses granted in this Agreement.  No warranty is given by either Party as to the performance of any Technology.  The receiving Party will be responsible for its use of Proprietary Technology.

12.5.        Validity of Patents; Prosecution of Infringement.  Nothing contained in this Agreement will be construed as:

12.5.1.     A warranty or representation by any of the Parties as to the validity or scope of any Patent Rights; or

12.5.2.     An agreement to bring or prosecute actions or suits against third parties for infringement or conferring any right to bring or prosecute actions or suits against third parties for infringement.

12.6.        Infringement of Patents Held by Others.  Nothing in this Agreement will be construed as a warranty or representation by either Party that any Proprietary Technology that the other Party may use for any product or services anywhere in the world will be free from infringement of any patent or other similar right of any third party.  Neither Party will be required otherwise to protect, indemnify or save harmless the other Party against, or be liable to the other Party for, any liabilities, losses, expenses or damages that may be suffered or incurred by the other Party as a result of such infringement or allegation thereof by any third party.  Notwithstanding the foregoing, both Parties will cooperate with and provide reasonable assistance to each other in the defense of any claim or suit alleging such infringement.

12.7.        Product Liability.  Neither Party will, by reason of being a Party to this Agreement, bear any responsibility or liability with respect to any claims or suits against the other Party by third parties, nor will either Party be under any obligation, by reason of being a Party to this Agreement, to indemnify or hold harmless the other Party for any liabilities, losses, expenses or damages incurred or suffered by the other Party resulting from, or caused by, any defect or alleged defect of any products or services in which Proprietary Technology of such Party has been utilized or applied.

12.8.        Liability to or for Employees.  Neither Party will be responsible for death, damage, injury or loss suffered or incurred during visits to its plants or other facilities by any engineer, technician or other personnel in the employ of the other Party dispatched pursuant to this Agreement, except for death, damage, injury or loss resulting from the willful or grossly negligent act or omission of such Party, its agent or employees.  Further, neither Party will be responsible for any costs, expenses or damages suffered or incurred by the other Party, or any claim, judgment or award against such other Party, or the defense thereof, arising out of any actions, assistance or services of its employees under this Agreement, unless resulting from its own willful or grossly negligent act.

12.9.        Disclaimer of Warranties.  The Parties intend to submit any System developed pursuant to this Agreement to the United States Food and Drug Administration and analogous regulatory authorities in the Territory outside of the United States for regulatory approval.  NOTWITHSTANDING THE FOREGOING, NEITHER PARTY WARRANTS THAT ITS EFFORTS TO COMMERCIALIZE PRODUCTS OR SYSTEMS WILL RESULT IN REGULATORY APPROVAL OF SUCH PRODUCTS OR SYSTEMS.  EXCEPT AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, EACH PARTY HEREBY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY AS TO ANY PRODUCT OR

SYSTEM SOLD OR PLACED IN COMMERCE BY OR ON ITS BEHALF OR ON BEHALF OF ITS AFFILIATES OR SUBLICENSEES.

13.          Export Control.

13.1.        Restrictions on Exports.  In recognition of United States and other export control laws, neither Party will knowingly export or re-export, directly or indirectly, (a) any technical data (as defined in the U.S. Export Administration Regulations) received from the other Party under this Agreement; or (b) any immediate product, process, technical data or service directly produced by the use of such technical data, to any destination to which such export or re-export is restricted or prohibited by United States law, without first obtaining prior authorization from the competent government authorities as required by those laws.

13.2.        Export License.  Each Party further agrees to obtain, at its own expense, any required export license or other documentation prior to its export or re-export of any product or technical data acquired from the other Party under this Agreement.  Accordingly, the parties will not sell, export, re-export, transfer, divert or otherwise dispose of any such product or technical data directly or indirectly to any person, firm or entity, or country or countries, prohibited by the laws or regulations of the United States or other applicable laws.

13.3.        This Article 13 will survive expiration or termination of this Agreement.

14.          General Terms.

14.1.        Force Majeure.  Neither Party will be liable for delays in its performance or failure to perform in whole or in part the terms of this Agreement, with the exception of payment obligations, caused by the occurrence of any contingency beyond its control, including, without limitation, labor dispute, strike, labor shortage, war or act of war, insurrection, sabotage, riot or civil commotion, act of a public enemy, act of terrorism, epidemic, accident, fire, storm, earthquake, explosion, flood, drought or other act of God, act of any governmental authority, judicial action, transportation embargo, or failure or delay in transportation, short or reduced supply of fuel or raw material, technical failure where such Party has exercised ordinary care in the prevention thereof, and any such delay or failure will not be considered a breach of this Agreement.

14.2.        Notices.  Any notice, request, consent or other communication required or permitted under this Agreement will be in writing and will be deemed to have been duly given when received if personally delivered; within five (5) calendar days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the Parties (and to the Persons to whom copies must be sent as provided in this Agreement); or when a confirmation of proper transmission has been printed if sent by fax or electronic mail (but only if followed up by prompt confirmation by personal delivery or mail in accordance with the foregoing clauses), at the respective addresses of the Parties set forth below:

If to Corgenix:	If to Elitech:
Corgenix Medical Corporation	Financière Elitech SAS
Attention: President	Attention: Pierre Debiais, President
11575 Main Street, Suite 400	12-12bis, rue Jean Jaurès
Broomfield, Colorado 80020	92800 Puteaux, France
Facsimile: (303) 453-8896	Facsimile: +33 (1) 41 45 07 19
Email: dsimpson@corgenix.com	Email: p.debiais@elitechgroup.com

With copy to:	With copy to:
Husch Blackwell Sanders LLP	Jackson Walker L.L.P.
Attention: Robert P. Attai	Attention: L. Scott Brown
1700 Lincoln Street, Suite #4700	901 Main Street, Suite 6000
Denver, Colorado 80203	Dallas, Texas 75202
Facsimile: (303) 749-7272	Facsimile: (214) 661-6869
Email: robert.attai@huschblackwell.com	Email: sbrown@jw.com

Either Party may change its address by a notice given to the other Party in the manner set forth above.

14.3.        Governing Law.  This Agreement and matters connected with the performance of this Agreement will be construed, interpreted, applied and governed in all respects in accordance with the laws of the State of Colorado, without giving effect to the principles of conflict of laws thereof.

14.4.        Patent Filing.  Neither Party nor any Affiliate thereof will be required by anything contained in this Agreement to file in any country an application for patent on any invention, or to secure any patent, or once having filed an application for patent or obtained a patent, to maintain the patent application or patent in force.

14.5.        Dispute Resolution.  Any dispute arising in connection with the validity, construction, application, operation or enforcement of the provisions of this Agreement will be resolved by arbitration under the Rules of Conciliation and Arbitration of the International Chamber of Commerce.  The arbitration will be held in Salt Lake City, Utah, United States of America, before a sole arbitrator, and the proceedings will be conducted in the English language.  Any award rendered in any such arbitration proceeding will be final and binding on each of the Parties, and judgment may be entered thereon in a court of competent jurisdiction.

14.6.        Language.  This Agreement is in the English language only, which language will be controlling in all respects, and all versions of this Agreement in any other language will be for accommodation only and will not be binding upon the Parties.  All communications to be made or given pursuant to this Agreement will be in the English language.

14.7.        Assignment of Rights.  This Agreement and the licenses granted in this Agreement will inure to the benefit of the Parties, and, insofar as is expressly provided for in this Agreement, to Affiliates of the Parties.  Except as otherwise expressly permitted in this

Agreement, none of Corgenix, Elitech or their respective Affiliates will assign or transfer any rights, privileges or obligations under this Agreement without the prior, written consent of the other Party.  Any unauthorized assignment or transfer of this Agreement or rights or obligations under this Agreement will be void ab initio.

14.8.        Publicity.  Each Party will keep the terms of this Agreement confidential and will not now or hereafter divulge the terms of this Agreement or any part of such terms to any third party except (a) with the prior written consent of the other Party; (b) to any governmental body having jurisdiction to call for such disclosure; (c) as otherwise may be required by law; or (d) to legal counsel representing either Party.  The Parties will mutually agree upon a joint press release, to be issued following execution of this Agreement.

14.9.        Severability.  Should any clause, sentence or paragraph of this Agreement judicially be declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement.  The Parties hereby agree that the remaining parts of the Agreement will have the same force and effect as if such invalid part or parts had not been included in this Agreement, and the Parties will enter into good faith negotiations with the objective of restructuring the relationship between them in a manner that will minimize the adverse effect of such declaration of invalidity or unenforceability.

14.10.      Entire Agreement; Amendment.  This Agreement and the Confidentiality Agreement set forth the entire agreement and understanding between the Parties as to the subject matter of this Agreement and the Confidentiality Agreement, respectively, and merge all prior discussions between them, and neither of the Parties will be bound by any modification of this Agreement or the Confidentiality Agreement, other than as expressly provided in this Agreement or as duly set forth on or subsequent to the date of this Agreement in writing and signed by a duly authorized representative of the Party to be bound thereby.

14.11.      No Waiver.  The failure of either Party to enforce at any time any provision of this Agreement, or to exercise any election or option provided in this Agreement, or to require timely performance by the other Party of any of the provisions of this Agreement, will in no way be construed to be a waiver of such provisions, nor in any way affect the validity of this Agreement or any part of this Agreement, or the right of the affected Party thereafter to enforce each and every such provision.

14.12.      Counterparts.  This Agreement may be executed simultaneously in counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument.  The Parties may sign this Agreement manually, digitally or electronically, and they may deliver this Agreement by facsimile transmission, electronic mail, or other electronic means.  Each Party agrees that the delivery of the Agreement by facsimile, electronic mail or some other electronic means will have the same force and effect as delivery of original signatures.

[Remainder of page intentionally left blank.  Signature page follows.]

IN WITNESS WHEREOF, the duly authorized officers of the respective Parties have executed and delivered this Agreement as of the Effective Date.

FINANCIÈRE ELITECH SAS

Name: Pierre Debiais
Title: President

CORGENIX MEDICAL CORPORATION

Name: Douglass T. Simpson
Title: President and Chief Executive Officer

EXHIBIT A

CORGENIX COMPETING PRODUCTS

[See attached.]

Joint Product Development Agreement

EXHIBIT A

COMPETING PRODUCTS

Company	Analyte	Platform	Status
Randox Laboratories Ltd	AspirinWorks	Immunoturbidimetry (low-mid volume)	In development